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Rich Habits Radar

NEOS Investments + Goldman Sachs — Transcript

Riverside transcript formatted for readability. Wording is preserved as provided.

Austin Hankwitz(01:27.919)

Now let's jump to a very exciting segment of this episode of the Rich Habits Radar. We are joined by Garrett Paolella and Troy Cates, the founders of NEOS Investments. And if you have seen or been on the internet in the last 24 to 48 hours, you have seen that Neos Investments has now joined Goldman Sachs. We could not be more thrilled about this news. So we were like, guys, come jump on the show and talk about it with our audience because

We all own SPYI and QQQI and BTCI and all these NEOS funds. So guys, what is going on? Break it all down for our listeners. What just took place this week?

Garrett Paolella (02:14.324)

Yeah, thanks Austin and Robert for having us on. Always love to come on and talk to the audience. listen, big news. We’re really excited about it. we have entered into an agreement to join Goldman Sachs Asset Management. but I think what you know and love about NEOS that all continues. And so we’ll break that down today in in the discussion. But we’re excited as this is the next level of innovation and opportunity for us to leverage Goldman’s resources.

You know, but keep NEOS who we are, keep our tickers, keep our funds, keep our team, do everything it is, keep our ofﬁce. We’re not leaving this office. You’ll continue to see this background every time we come on and join you. You know, and so that’s a little bit of the lay of the land to start, but we’re happy to kind of unpack that. But we’re excited and but investors should not think anything’s gonna change, you know, and they go forward.

Austin Hankwitz (03:00.389)

So I’m an investor in NEOS ETFs. I’ve got countless of your ETFs in my portfolio. Let’s kind of just like unpack this one by one here. You know, you’re saying nothing’s changing for the tickers. Nothing’s changing in, I’m assuming, the underlying strategies. It’s still the same rules-based strategies that you all have built over the last several years, so you’re nothing is different. Goldman isn’t.

Robert Croak (03:00.427)
I think that’s.

Austin Hankwitz (03:26.457)

coming in and and saying we wanna do this, we wanna change the expense ratios, we wanna ch nothing’s changing.

Troy Cates (03:33.171)

Yeah, I think what was exciting for us about this agreement with Goldman was the fact that they were really embracing us, our investors, our team, and talking about our investors and really making it clear to them that they’re owning these products because they like the way we manage them. And they’re like, we don’t want to change that. The amazing part of it is seeing this growth and seeing this space grow more. And they want to be a part of that.

But they also want to embrace our entire team. So they want to bring every employee over. They want to make sure that everybody’s comfortable becoming a Goldman employee. But like Garrett said, we’re going to be staying here in our office in Connecticut. Same background that we have now. So we’re really excited about this opportunity because it’s everything we’ve been doing and from the core of what NEOS is and what we’ve been trying to build, but with a lot of support. You could imagine the global support that Goldman Sachs can offer us.

as we continue to build out and bring out new products.

Robert Croak (04:34.317)

Yeah, and I think that.

Austin Hankwitz (04:34.571)

But think it’s a great opportunity for you to go to this question that I just highlighted about the international.

Robert Croak (04:37.707)
I am.

Garrett Paolella (04:44.169)

You told him to go international.

Austin Hankwitz (04:46.341)
Sure did.

Troy Cates (04:49.203)
Uber Eats.

Austin Hankwitz (04:59.803)

I need Jeopardy music right now.

Troy Cates (05:04.372)

You should keep this in the podcast.

Austin Hankwitz (05:06.395)

We should we should keep it in.

Robert Croak (05:06.701)

Sorry about that. Somebody in the halls just got their music blaring while they’re sweeping the ﬂoor. It’s like, Jesus, I live in a zillion dollar place and you can’t get people to be quiet. So I’m going to go. OK, yep, yep. All right, here we go.

Troy Cates (05:16.146)

Yeah.

Austin Hankwitz (05:17.861)

To the the international ’cause Troy just talked about like the inner yeah, so you got it, you got it.

Robert Croak (05:23.777)

Guys, I’m so excited to have you here today because obviously we’ve been inundated in the Rich Habits Network with questions, you know, because people have been involved in NEOS for years now, just like we have with the Rich Habits podcast.

But what’s exciting for me is now that you’re part of Goldman Sachs, what does this mean for all the international investors? We have so many people from other countries that want NEOS ETFs in their portfolios. So walk us through, you both have mentioned having all of these new resources. What does that look like for international investors now?

Garrett Paolella (05:56.863)

Yeah, so I think as we viewed international, we’ve we viewed investors as a whole, hopefully having access to the products, right? Not every country, not every investor can buy a US listed ETF. And so I think what’s really unique with Goldman and their entire global reach, they’re in a lot of countries. They have lot of infrastructure that ultimately produces products for all local investors. That is something that we are spending a lot of time having conversations around. You know, I think Europe is one of those areas where it’s a very differentiated market.

Than the US. Most European investors are challenged to really buy US-based ETFs as opposed to like Asia or Latin America that have a little bit more flexibility. And so that is certainly an area of focus and topic of the conversation to be able to leverage the great team that’s over in Europe to help bring these strategies, you know, over to other locations. So nothing’s definitive yet, but of course that’s a that’s a big opportunity as we see going forward.

Austin Hankwitz (06:50.587)

I love that breakdown. And we’re also going to have more information with the FAQs and the announcement video you made linked in the show notes below. But you know, as a shareholder of Neos ETFs, I’ve got six figures in your your Neos funds. What do I need to be doing or keeping an eye out for if anything, as it relates to, you know, the closing of this partnership between you and Goldman Sachs?

Robert Croak (06:50.752)

Love it.

Troy Cates (07:14.994)

That’s a good question, Austin. I think one of the things that people see in the coming weeks will be the proxy materials. And this is where they get to vote for this proxy, for this merger to move forward. And it gives each shareholder time to understand what it means for them, what it means for their investments. But like Garrett said earlier, we would like to continue to manage everything as is, the same tickers, the same team.

you know, everybody here who’s part of that portfolio management, trading, marketing, everything team here in NEOs, we want to continue managing all of these products. I think, you know, keeping an eye out for the proxy material, trying not to ignore it and just go from there. So they’re better educated on what it means for their individual investments.

Austin Hankwitz (08:03.619)

That’s perfect. go ahead, Robert. okay. I was just gonna say that’s perfect. And then maybe I don’t know, I guess we could double down on like n innovative idea like new things coming out, everything’s the same with Neos. probably double down on that.

Robert Croak (08:03.735)

So the, go ahead say that again, Austin.

Robert Croak (08:17.965)

Okay, or you do that and then I’ll do the last one about lessons along the way. Yep. Yep.

Austin Hankwitz (08:22.169)

Yeah. Yeah, you can do that. Yeah, yeah. All right.

Garrett Paolella (08:25.097)

Troy so Troy should then if you guys want me to end on the lessons learned and say kind of what I said before, Troy should answer should answer often.

Robert Croak (08:30.028)

Yes.

Troy Cates (08:30.898)

Yeah, I could answer again now to whatever else.

Austin Hankwitz (08:33.049)

Yeah. All right. So I got you. Here’s another one for you, Troy. perfect. That’s awesome to know. And like just one more time here, because I know I mean again, six figures. I got a lot of money in y’all’s funds now. I need y’all to make sure to take care of me here. So, like, nothing’s changing. Like, you know, as we think about strategies, the same the same rules-based strategies, like, are you guys still gonna release new ETFs? Are they gonna be under the Neos name? Do I need to start, you know, keeping an eye on a Goldman ETF lineup in the future? Like, how do I

How do I ensure that because I love your strategies, I love your funds, like as you guys continue to evolve and grow as a company in the coming two, three, four, five, ten years, how do I ensure that I I am taking advantage of those new opportunities?

Troy Cates (09:18.462)

That’s a great question again. I think the NEOs name is staying. How that looks, you know, NEOs from Goldman Sachs or some form of that will be determined, but NEOs is staying. So when you’re looking at SPYI or QQQI or BTCI or IAUI or any of the ETFs, it’s still going to have that NEOs tag on there. And yes, we still want to bring out more products. We have a number of products in registration. The team has a number of products ready to be filed. So we have

Still our list of funds and innovation we want to bring out to the marketplace. And we always talk about it like we look at ourselves as a solutions provider. We have 19 ETFs to help you slice up your asset allocation pie when you’re thinking about income. We have a number of more ETFs we want to bring out. So this isn’t the end of NEOs ETFs coming out with new and innovative ETFs. This is just the beginning of what we could do next with all this support.

Austin Hankwitz (10:13.828)

Amazing.

Robert Croak (10:15.019)

It’s so awesome because you guys have just built this incredible company and the entrepreneur in me wants to end with this question for me and that is what lessons did you learn along the way to share with our listeners here on the podcast?

You know, that has been inspiring for you guys leading up to this acquisition. You know, this multi- billion dollar acquisition with Goldman Sachs. Walk our listeners through. You mentioned earlier all the years that have led up to this, but walk our listeners through it because we have so many business owners that follow us along here on the podcast and in the network and coming from you guys. Now that you’re crushing it and you have this big multi-billion dollar acquisition. Walk our listeners through the lessons learned.

Garrett Paolella (11:01.887)

Yeah, I think the biggest one is you never give up, right? It it seems when you’re always watching someone or you’re seeing a company that gets built to the size, it’s not about sorry, let me start that over again.

Garrett Paolella (11:16.907)

So I would say the biggest lesson learned is never giving up. for the folks that know us, Troy and I have been working together for 18 years, right? So although Neos is only about four years old, there is a huge history building up to getting to really this point to where, you know, our company as we view it is delivering for investors. That has always been our mindset. It doesn’t matter about what the deal is with Goldman, it’s it’s about what we can deliver for the investors. But I think it’s not easy, right? Everyone who owns a business, it’s not easy to start it, it’s not easy to build it.

It’s not easy to maintain it, you know, and then from that point is you just can’t give up. We’ve noticed that there are always going to be headwinds in any type of business, any type of sector industry that you’re ultimately in. And what you got to think about at all times is don’t let the the low lows get to you. Focus on the high highs in ways that you can constantly just keep persevering, you know, and getting through because ultimately that’s where you are. If you stay dedicated, focused, and just keep pushing, then you have the opportunity to get there.

Robert Croak (12:17.205)

I love that takeaway. Thank you so much for breaking it down for us.

Austin Hankwitz (12:21.231)

Yeah, I would say like the one thing that I’ve taken away after knowing you guys and looking up to you guys and being inspired as you as as entrepreneur, you know, just businessmen over the last three and a half years through our relationship is your relentless focus on the customer who is the investor. Right. You would mention like you’re creating this, you know, solutions provider mentality.

And it reminds me a lot of, you know, the early days of Amazon with Jeff Bezos relentlessly focusing on the best outcomes for their customers. And, you know, this is you compare that to other ETF issuers that have sexy press releases every time they raise half a billion dollars of assets on a thematic ETF or something. It’s just, it’s all vanity.

We’re with you guys since day one, and we’ve we’ve been lucky to have you on the podcast now countless times for the last three years, which is like you all are relentlessly focused on building the best strategies for people who are obsessed with tax-efficient high income in their portfolios. And if you do that long enough, it will attract the right investor base. I mean, obviously you guys now have tens of billions of dollars of assets under management.

And it will attract the best partners to enable more of that growth on those strategies. And so again, gentlemen, congratulations. We could not be more happy for you.

Garrett Paolella (13:45.235)

We appreciate it.

Troy Cates (13:46.13)

Yeah, thank you both. It’s always great coming on.

***************

The Goldman Sachs Group, Inc. (“Goldman Sachs”) has entered into an agreement to acquire Neos Investments LLC, the parent company of NEOS Investment Management, LLC (“NEOS”). NEOS serves as investment adviser for the series of NEOS ETF Trust (the “Trust,” and the series thereof, the “Funds”). In connection with the acquisition, shareholders of the Funds will be asked to approve: (1) a new investment advisory agreement between the Trust, on behalf of each Fund, and NEOS; and (2) the election of nominees to the Board of Trustees of the Trust (the “Proposals”).

The NEOS ETF Trust and its trustees, officers and nominees for trustees, NEOS and its affiliates and their officers and employees, and other persons, including Goldman Sachs and certain of its affiliates, are considered participants in the solicitation of votes (the “Participants”) in the forthcoming proxy statement. More detailed information regarding the Participants, including a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. On or about August 17, 2026, the Trust on behalf of its series (the “Funds”) will file with the SEC a preliminary proxy statement on Schedule 14A. The information in the preliminary proxy statement will not be complete and may be changed. Investors and security holders are strongly advised to read the proxy statement and the related materials on Schedule 14A that will be filed by the Trust with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the proxy statement (once it becomes available) may be obtained free of charge at www.neosfunds.com.

These materials may contain forward-looking statements relating to the business and financial outlook of the Funds that are based on the Funds' current expectations, estimates, forecasts and projections and are not guarantees of future performance. There is no assurance that a Fund will achieve its investment objective. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in these materials.

About the NEOS Funds

Each series of the Trust is an exchange-listed and exchange-traded fund that seeks high income through options based strategies. The Trust currently offers three groups of ETFs: equity high income ETFs, boosted high income ETFs and high income alternatives. For more information visit www.neosfunds.com.

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Goldman Sachs Asset Management

Goldman Sachs Asset Management is the primary investing area within Goldman Sachs, delivering investment and advisory services across public and private markets for the world’s leading institutions, financial advisors, and individuals. The business is driven by a focus on partnership and shared success with its clients, seeking to deliver long-term investment performance drawing on its global network and deep expertise across industries and markets. Goldman Sachs Asset Management is a leading investor across fixed income, liquidity, equity, alternatives, and multi-asset solutions. Goldman Sachs oversees approximately $4 trillion in assets under supervision as of June 30, 2026. Follow us on LinkedIn.

Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

About NEOS Investments

Founded in 2022, NEOS Investments offers ETFs that aim to deliver the next evolution of options strategies, where seeking income is the outcome. Built on decades of research and experience, NEOS ETFs aim to empower investors with portfolio building blocks that provide monthly income, tax efficiency, and diversification through data-driven options-based ETFs. NEOS Investments’ shareholder base includes Aretex Capital and investor Tom Lydon.

Contacts:

Goldman Sachs Media Relations

Mary Athridge

+1 212 902 5400

mary.athridge@gs.com

Goldman Sachs Investor Relations

Jehan Ilahi

+1 212 902 0300

jehan.ilahi@gs.com

NEOS Investments

neos@bursonbuchanan.com